Exhibit 99.2

FOR IMMEDIATE RELEASE

Thoma Bravo Completes Take-Private Acquisition of Keynote

Software and technology veteran Jennifer Tejada appointed new President & CEO

San Francisco — Aug. 22, 2013 — Thoma Bravo, LLC, a leading private equity investment firm, has completed its acquisition of Keynote Systems, Inc., the global leader in Internet and mobile cloud testing and monitoring, for $20 per share, or approximately $395 million. With the transaction completed, Keynote’s stock will cease trading on the NASDAQ under the ticker symbol KEYN.

Keynote will remain headquartered in San Mateo, Calif. In addition, retiring CEO Umang Gupta will transition the CEO role to software and technology industry veteran Jennifer Tejada.

“Jennifer brings a passion for innovation and unparalleled experience to hit the ground running with the tremendous platform that Umang and the Keynote team have built,” said Thoma Bravo partner Seth Boro. “She possesses a wealth of experience growing leading companies through product innovation, marketing, sales and strategic acquisitions, and we look forward to working with her to continue growing the company.”

Most recently, Tejada served as executive vice president and chief strategy officer for Mincom, a global enterprise software company.

“Keynote has built an incredible brand with loyal customers, a talented team and market-leading products,” said Tejada. “As businesses increasingly shift core customer interactions and transactions to mobile and online, performance monitoring for those platforms is key. This transaction will allow us to continue to innovate for our customers with the increased flexibility of a private company.”

“Thoma Bravo’s acquisition of Keynote is a great outcome for the company, its shareholders and its customers,” said Gupta. “The company is well-positioned for its next chapter of growth, and I look forward to watching Keynote take its next step under the new management leadership team.”

Thoma Bravo brings more than 30 years of experience providing equity and strategic and operating support to businesses and their management teams. With a current focus on enterprise and infrastructure software and technology, and a proven buy-and-build approach, the firm has helped numerous companies grow more rapidly through organic growth and strategic acquisitions.

“The ever-changing online experience and the growth of the mobile market offer new and exciting opportunities for Keynote,” added Orlando Bravo, a managing partner at Thoma Bravo. “We look forward to partnering with the executive team at Keynote to enable the company to accelerate growth and more quickly develop and acquire innovative solutions that meet customers’ needs.”

The acquisition represents Thoma Bravo’s 28th platform company in the software and technology industries.

About Keynote

Keynote® is the global leader in Internet and mobile cloud testing & monitoring. The company maintains the world’s largest on-demand performance monitoring and testing infrastructure for Web and mobile sites comprised of over 7,000 measurement computers and mobile devices in over 275 locations around the world that enable companies to continuously improve the online and mobile experience. Keynote currently collects over 700 million mobile and Web performance measurements daily and in 2012 was recognized by Forbes as “One of the Best 100 Companies in America” with under $1 billion in revenue. Known as ‘The Mobile and Internet Performance Authority™,’ Keynote offers three market-leading product platforms:

Keynote Perspective® provides on-demand performance monitoring for enterprise Web and mobile sites including online portals, e-commerce sites and B2B sites. Over 2,000 customers rely on Keynote Perspective services to know precisely how their websites, content, and applications perform on actual browsers, networks, and mobile devices.

Keynote DeviceAnywhere® is the industry’s leading cloud-based software platform for automated QA testing and monitoring of mobile applications and websites on real smartphones and tablets. DeviceAnywhere is used by over 1,000 mobile enterprises and developers to assure the highest quality experience of their connected mobile users.

Keynote SIGOS® offers active end-to-end Quality of Service (QoS) testing and monitoring solutions for mobile, fixed and VoIP communications. Its SITE and Global Roamer products are used by over 200 network operators, content providers, carriers and regulators in over 100 countries worldwide.

Keynote’s 4,000 customers represent top Internet and mobile companies and include AT&T, Disney, eBay, E*TRADE, Expedia, Google, Microsoft, SonyEricsson, T-Mobile and Vodafone. Keynote Systems, Inc. is headquartered in San Mateo, California and can be reached at http://www.keynote.com/ or by phone in the U.S. at 1-800-KEYNOTE (1-800-539-6683).

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm building on a 30+ year history of providing equity and strategic support to experienced management teams and growing companies. The firm applies its own industry consolidation investment strategy and process, which seeks to create value by partnering with a company’s management to improve business operations and make strategic acquisitions that will accelerate growth. Thoma Bravo invests across multiple industries, with a particular focus on application and infrastructure software and financial and business services. The firm currently manages a series of private equity funds representing more than $4 billion of equity commitments. For more information, visit www.thomabravo.com.

For More Information:

Keynote Investor Relations Contact:

Kirsten Chapman

LHA

415.433.3777

KEYNLHA@lhai.com

Keynote Media Relations Contact:

Dan Berkowitz

Keynote

650.403.3305

dberkowitz@keynote.com

Thoma Bravo Media Relations Contact:

Jeff Segvich

LANE

503.546.7870

jeff@lanepr.com